Exhibit 10.20
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT (NON-OFFICER)
CALLON PETROLEUM COMPANY
2018 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT (“Agreement”) is effective as of January 31, 2019 (the “Grant Date”), by and between Callon Petroleum Company, a Delaware corporation (the “Company”), and ____________________ (the “Grantee”).
The Company has adopted the Callon Petroleum Company 2018 Omnibus Incentive Plan, as effective May 10, 2018 (as may be amended from time to time, the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the restricted stock units provided herein in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the employ of the Company or its Subsidiaries and to increase Grantee’s personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.Grant of Restricted Stock Units. Subject to the terms and conditions herein, effective as of the Grant Date, the Company hereby awards to the Grantee, pursuant to the Plan, a right to receive __________ shares of Common Stock of the Company, par value $.01 per share (“Restricted Stock Units”).
2.Vesting Schedule and Settlement.
Subject to the provisions of Section 3 hereof, the Restricted Stock Units shall vest in one-third increments (rounded up to the nearest whole number) on each of April 1, 2020, April 1, 2021 and April 1, 2022 (each, a “Vesting Date”); provided that the Grantee remains in continuous employment with the Company through the applicable Vesting Date. For purposes of this Agreement, references to employment with the Company include employment with any successor to the Company as well as employment with any Subsidiary.
As soon as practicable (but in no event later than thirty (30) days) following the occurrence of the Vesting Date or vesting pursuant to Section 3, the Company shall deliver to the Grantee or, as applicable, the Grantee’s legal representative, estate, beneficiary or heir, certificates representing the applicable number shares of Common Stock or cause the applicable number of shares of Common Stock to be evidenced in book entry form in the Grantee’s name in the stock register of the Company maintained by the Company’s transfer agent.

3.Termination of Employment; Forfeiture.
(a)Death and Disability. Upon termination of the Grantee’s employment with the Company as a result of the death or Disability of the Grantee, the Restricted Stock Units shall immediately vest. For purposes hereof, “Disability” shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Company, that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his position.
(b)Qualified Separation from Service. If the Grantee’s employment is terminated due to a Qualified Separation from Service, the Committee may determine, in its sole discretion, that all remaining unvested Restricted Stock Units shall be 100% vested a of such termination date.  For purposes hereof, a “Qualified Separation from Service” is defined as a termination of Grantee’s employment with the Company, other than for Cause, provided that, as of the date of such termination (i) Grantee has attained a minimum of ten (10) years of employment with the Company, and (ii) Grantee has attained the age of fifty-five (55).
For purposes hereof, “Cause” is defined as: (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee; (ii) the commission by the Grantee of a material act of fraud upon the Company, any Subsidiary or Affiliate; (iii) the material misappropriation by the Grantee of any funds or other property of the Company, any Subsidiary or Affiliate; (iv) the knowing engagement by the Grantee without the written approval of the Company, in any material activity which directly competes with the business of the Company, any Subsidiary or Affiliate, or which would directly result in material injury to the business or reputation of the Company or any Subsidiary or Affiliate; (v)(1) a material breach by the Grantee during the Grantee’s employment with the Company of any of the restrictive covenants set out in the Grantee’s employment agreement with the Company, if applicable, or (2) the material nonperformance of the Grantee’s duties to the Company or any Subsidiary or Affiliate (other than by reason of the Grantee’s illness or incapacity); (vi) any breach of the Grantee’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the intentional failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that the Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
(c)Termination following a Change in Control. In the event of the Grantee’s termination of employment by the Company for any reason other than Cause within the two-year period immediately following the effective date of a Change in Control, all remaining unvested Restricted Stock Units shall be 100% vested a of such termination date.
(d)Forfeiture. Upon termination of the Grantee’s employment with the Company for any reason other than death, Disability, Qualified Separation from Service with accelerated vesting by the Committee, or a termination without Cause following a Change in Control, all unvested Restricted Stock Units shall be immediately forfeited to the Company.

4.No Ownership Rights Prior to Issuance of Shares of Common Stock; Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Restricted Stock Units, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in Section 2. Notwithstanding the foregoing, prior to the vesting of the underlying Restricted Stock Units, Dividend Equivalents shall be accrued, without interest, for the benefit of the Grantee. Dividend Equivalents shall be subject to the same vesting schedule as the underlying Restricted Stock Units and shall be payable in cash at the same time as the Restricted Stock Units are settled pursuant to Section 2.
5.Mandatory Withholding of Taxes. Grantee acknowledges and agrees that the Company shall deduct from the shares of Common Stock otherwise deliverable a number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company. In the event the Company, in its sole discretion, determines that the Grantee’s tax obligations will not be satisfied under the method otherwise expressly described above and the Grantee does not provide payment to the Company in the form of shares of Common Stock (valued at their Fair Market Value) sufficient to satisfy any withholding obligations, then the Grantee, subject to compliance with the Company’s insider trading policies, authorizes the Company or the Company’s Stock Plan Administrator, currently Fidelity, to (i) sell a number of shares of Common Stock issued or outstanding pursuant to the Award, which number of shares of Common Stock the Company determines has at least the market value sufficient to meet the tax withholding obligations, plus additional shares of Common Stock to account for rounding and market fluctuations and (ii) pay such tax withholding to the Company. The Grantee may elect to have the Company withhold or purchase, as applicable, from shares of Common Stock or cash that would otherwise payable or deliverable an amount of cash and/or number of shares of Common Stock (valued at their Fair Market Value) equal to the product of the maximum federal marginal rate that could be applicable to the Grantee and the Fair Market Value of the shares of Common Stock or cash otherwise payable or deliverable, as applicable.
6.Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
7.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:

Callon Petroleum Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attention: Human Resources

with a copy to:

Callon Petroleum Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Attention: Law Department

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, and (i) shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address, or (ii) shall be sent to the Grantee’s e‑mail address specified in the Company’s records or e-mail address provided by the Grantee to the Company’s Stock Plan Administrator.
8.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Grantee’s employment at any time, with or without cause; subject, however, to the provisions of the Grantee’s employment agreement, if applicable.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
10.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

11.Code Section 409A. Restricted Stock Units under this Agreement are designed to be exempt from or comply with Section 409A of the Code and the related Treasury Regulations thereunder and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any amount payable or settled under this Agreement on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Grantee’s separation from service, (2) the date of the Grantee’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
12.Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Grantee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made.
13.Grantee Acceptance. The Grantee shall accept the terms and conditions of this Agreement through the online acceptance procedures set forth by the Company’s Stock Plan Administrator. By electronically accepting this Agreement the Grantee acknowledges receipt of a copy of the Plan and hereby accepts this Award subject to all the terms and provisions hereof and thereof.